SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of
         the Securities Exchange Act of 1934 (Amendment No.       )

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         14a-6(e)(2))


                              CASTLE BANCGROUP, INC.
                 (Name of Registrant as Specified In Its Charter)

    __________________________________________________________________________
     (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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                                     ###

   CASTLE BANCGROUP, INC. WILL BE FILING A PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS REGARDING THE ACQUISITION OF CASTLE BANCGROUP, INC. BY FIRST NATIONAL OF NEBRASKA, INC. WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS OF CASTLE BANCGROUP, INC. ARE URGED TO READ THE PROXY STATEMENT REGARDING THE ACQUISITION WHEN IT IS FILED BY CASTLE BANCGROUP, INC. AND BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF CASTLE BANCGROUP, INC. WILL BE ABLE TO OBTAIN A FREE COPY OF THE PROXY STATEMENT AND THE OTHER RELEVANT DOCUMENTS FILED BY CASTLE BANCGROUP, INC. WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION'S INTERNET WEB SITE AT WWW.SEC.GOV WHEN THEY BECOME AVAILABLE. THE PROXY STATEMENT AND THE OTHER RELEVANT DOCUMENTS ALSO MAY BE OBTAINED WITHOUT CHARGE FROM CASTLE BANCGROUP, INC. BY DIRECTING YOUR REQUEST TO THE PRESIDENT AND CHIEF EXECUTIVE OFFICER AT CASTLE BANCGROUP, INC., AT 121 WEST LINCOLN HIGHWAY, DEKALB, ILLINOIS 60115.

                                     ###







   CASTLE BANCGROUP, INC.                  FIRST NATIONAL OF
   DEKALB, ILLINOIS                        NEBRASKA, INC.
                                           OMAHA, NEBRASKA

   CONTACTS: John W. Castle                Bruce R. Lauritzen
             Chairman of the Board         Chairman of the Board
             (815) 754-8031                (402) 341-0500

             Dewey R. Yaeger               Daniel K. O'Neill
             President and CEO             Chief Financial Officer
             (815) 754-8032                (402) 341-2535

   TRADED:   OTC Bulletin Board            OTC Bulletin Board
   SYMBOL:   CTBG                          FINN


   FOR IMMEDIATE RELEASE

                           CASTLE BANCGROUP, INC.
                    AND FIRST NATIONAL OF NEBRASKA, INC.
                             ANNOUNCE SIGNING OF
                        AGREEMENT AND PLAN OF MERGER

   DeKalb, Illinois and Omaha, Nebraska, September 10, 2001. John W. Castle, Chairman of the Board of Castle BancGroup, Inc. ("Castle"), and Bruce R. Lauritzen, Chairman of the Board of First National of Nebraska, Inc. ("First National"), jointly announce the signing of a Definitive Agreement providing for the merger of Castle and First National.

   Castle is the parent company for Castle Bank, N.A., which serves customers through 11 banking offices in North Central Illinois. At June 30, 2001 Castle had total assets of $579 million, total deposits of $510 million, and stockholders' equity of $46 million.

   Castle stated, "We believe the affiliation with First National will bring important benefits to our customers. First National's community banking strategy allows Castle Bank to continue to fulfill our customers' needs, while providing additional benefits in the form of greater financial resources to accommodate additional lending, greater technological sophistication, and an extended product line. Equally importantly, it retains the accessibility to decision makers that our business, agricultural, and individual customers value."

   Lauritzen said, "We are very excited about our affiliation with the Castle organization as it allows us to enter the Illinois market with an excellent banking company that has a distinguished history of serving local customers for 145 years."







   Page 2

   First National is the parent company for ten independently operated community banks and a mortgage company serving customers in Nebraska, Colorado, Kansas, South Dakota, Arizona, and Texas. First National is also a leading company nationally in bank credit card issuance, merchant processing, and automated clearinghouse processing. At June 30, 2001 First National had total assets of $9.5 billion, total deposits of $7.9 billion, and stockholders' equity of $780 million.

   Commenting further, Lauritzen said, "Castle has a capable and dedicated staff and management team whom we welcome to our group of independently operated community banks. We plan to further enhance the products and services Castle provides its customers and expand our franchise in Illinois. Together we can continue to build on the strong foundation that Castle's directors, management, and employees have established in serving their customers."

   Under the terms of the merger agreement, Castle stockholders will receive $18.00 in cash for each outstanding share of Castle stock, indicating total consideration of approximately $81.7 million. The merger transaction, which is subject to regulatory approvals and the approval of Castle's stockholders, is expected to be completed during the first quarter of 2002. The merger agreement contains terms and conditions customary in transactions of this type, including termination fee and non-solicitation provisions.

   Castle BancGroup, Inc. is the parent company for Castle Bank, N.A., which has 11 banking offices in North central Illinois. The Company's common stock is quoted on the OTC Bulletin Board under the symbol "CTBG.OB." More information about Castle BancGroup, Inc. and Castle Bank, N.A., is available on our website WWW.CASTLEBANK.COM. This press release contains forward-looking information. Actual results could differ materially from those indicated by these statements. Castle BancGroup's Annual Report on form 10-K for the year ended December 31, 2000, including the section of Management's Discussion and Analysis captioned "Forward-Looking Statements," and other periodic reports to the SEC contain information about factors that could affect actual results.